THE SOMERSET GROUP, INC.                     CONSOLIDATED BALANCE

ASSETS                                              1997           1996
Current assets
  Cash and cash equivalents                      $553,000     $1,060,000
  Short term investments                        5,248,000      4,724,000
  Trade accounts, notes and other receivables      77,000        187,000
  Prepaid expenses                                 31,000         13,000
  Refundable income taxes                         206,000            ---
                                                ---------      ---------
       Total current assets                     6,115,000      5,984,000
Investments
  First Indiana Corporation (market values of
      $68,515,000 and $48,470,000)             32,406,000     29,746,000

Office furniture and equipment                    359,000        226,000
     Less accumulated depreciation                128,000         86,000
                                                 ---------      ---------
                                                  231,000        140,000
Other assets
  Notes receivable, net                           580,000        740,000
  Goodwill, net of accumulated amortization     1,133,000      1,142,000
  Other                                           511,000        460,000
                                                ---------      ---------
                                                2,224,000      2,342,000
                                                ---------      ---------
Total Assets                                   40,976,000     38,212,000
                                               ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable                          $19,000        $37,000
  Accrued compensation                             14,000         64,000
  Taxes, other than income taxes                   15,000          9,000
  Income taxes                                        ---         16,000
  Other accrued expenses                           97,000         23,000
                                                ---------      ---------
       Total current liabilities                  145,000        149,000
Deferred income                                    23,000            ---
Deferred income taxes                           7,845,000      6,827,000
Shareholders' equity
  Common stock without par value, authorized
  4,000,000 shares, issued 2,858,218 shares     1,829,000      1,829,000
  Capital in excess of stated value             5,199,000      5,181,000
  Unrealized losses on short-term
  investments, net of deferred income taxes       (22,000)           ---
  Retained earnings                            27,908,000     25,962,000
                                                ---------      ---------
                                               34,914,000     32,972,000
  Less 293,833 and 303,165 treasury shares     (1,951,000)    (1,736,000)
                                                ---------      ---------
       Total shareholders' equity              32,963,000     31,236,000
                                                ---------      ---------
Total Liabilities and  Equity                  40,976,000     38,212,000
                                               ==========     ==========

See accompanying Notes to Consolidated Financial Statements.

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